Exhibit 2.2

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [●] between Vitru Brasil Empreendimentos, Participações e Comércio S.A. (the "Surviving Company") and Vitru Limited (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a corporation (sociedade anônima) of indefinite term incorporated under the laws of Brazil and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger and Justification Protocol dated [●] and made between, amongst others, the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, in the State of Santa Catarina, 88032-005, Brazil and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be R$2,031,408,344.53, divided into 134,172,428 registered common shares, with no par value and the Surviving Company will have 134,172,428 common shares in issue.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 33,543,107 shares of a nominal or par value of US$0.00005 each and the Merging Company will have 33,543,107 common shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute (the "Effective Date").

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the By-Laws of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The By-Laws of the Surviving Company will be amended immediately prior to the Merger, to reflect the adjustment of the number of shares comprising the share capital of the Surviving Company, that shall amount to 134,172,428, as a result of a reverse stock split of the Surviving Company’s shares. Therefore, after the Merger, the By-laws of the Surviving Company shall be in the form attached to the Plan of Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	Carlos Eduardo Martins e Silva of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.2	Wilson de Matos Silva of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.3	Daniel Arthur Borghi of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.4	Edson Gustavo Georgette Peli of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.5	Felipe Samuel Argalji of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.6	Fernando Cezar Dantas Porfírio Borges of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.7	Mariana Moura Wyatt of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.8	Weslley Kendrick Silva of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.9	Aline Leite San Lee Sun of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil;

12.10	Claudia Jordão Ribeiro Pagnano of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil; and

12.11	Rivadávia Correa Drummond de Alvarenga Neto of Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, Saco Grande, Florianópolis, SC, 88032-005, Brazil.

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(Signature page follows)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	________________________	)
Duly authorised for		)	__________________________
and on behalf of		)	Director
Vitru Brasil Empreendimentos,		)
Participações e Comércio S.A.		)	__________________________
		)	Director

SIGNED by	________________________	)
Duly authorised for		)	__________________________
and on behalf of		)	Director
Vitru Limited		)
		)	__________________________
		)	Director

Annexure 1

Merger and Justification Protocol

[Attached as Exhibit 2.1 to the Registration Statement]

Annexure 2

By-Laws of the Surviving Company

[Attached as Exhibit 3.1 to the Registration Statement]